SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   May 6, 2003

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code   (864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 9. REGULATION FD DISCLOSURE AND ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

[LIBERTY CORPORATION LETTERHEAD]

For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS FIRST QUARTER RESULTS

Greenville, SC (May 6, 2003) — The Liberty Corp. (NYSE: LC) today reported financial results for quarter ended March 31, 2003. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     For the quarter, net revenue increased three percent to $43.9 million compared with $42.8 million for the prior year, while broadcast operating profit decreased seven percent to $14.6 million from $15.7 million from the same period one year ago.

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LC Reports First Quarter Results

May 6, 2003

     “We are pleased with our first quarter performance, especially in light of external factors,” said Hayne Hipp, Chief Executive Officer of Liberty. “In the first quarter of last year we generated revenue from the Olympics and early political primaries. This year, revenue was displaced and additional expenses were incurred due to war coverage. However, our stations continue to be uniquely positioned to maximize their performance and our debt-free balance sheet will give us flexibility to take advantage of opportunities as they arise.”

     Broadcast operating profit, a measurement of earnings, (previously referred to as “broadcast cash flow” in prior Company releases) is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income plus depreciation and amortization, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses. A reconciliation of broadcast operating profit to operating income is presented below.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

For further information about Liberty, visit the corporate website, http://www.libertycorp.com/

* * * * *

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

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THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended
	March 31,

(In 000's, except per share data)	2003	2002

	(Unaudited)
REVENUES
Station revenues (net of commissions)	$40,575	$39,510
Cable advertising and other revenues	3,354	3,316

Net revenues	43,929	42,826

EXPENSES
Operating expenses	29,199	26,857
Amortization of program rights	1,716	1,852
Depreciation and amortization of intangibles	4,300	4,720
Corporate, general, and administrative expenses	3,242	2,805

Total operating expenses	38,457	36,234

Operating income	5,472	6,592

Net investment income (loss)	(104)	2

Income before income taxes	5,368	6,594
Provision for income taxes	2,013	2,506

Income before the cumulative effect of a change in accounting principle	3,355	4,088
Cumulative effect of a change in accounting principle	—	(47,388)

NET INCOME (LOSS)	$3,355	$(43,300)

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings before the cumulative effect of a change in accounting principle per common share	$0.17	$0.21
Cumulative effect of a change in accounting principle	—	(2.40)

Diluted earnings (loss) per common share	$0.17	$(2.19)

Weighted average common dilutive shares	19,337	19,748
Actual common and common equivalent shares outstanding at end of period	19,175	19,746

RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT
Operating income per income statement	$5,472	$6,592
Add:
Depreciation and amortization	4,300	4,720
Adj. for network compensation due vs. accrued	1,234	1,234
Non-cash compensation	1,240	615
Corporate cash expenses	2,398	2,556

Broadcast operating profit	$14,644	$15,717

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION

By:	/s/ Martha Williams

Name: Martha Williams
Title: Vice President, General Counsel and Secretary

May 6, 2003